As filed with the Securities and Exchange Commission on January 17, 2014

Registration No. 333-________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

________________________________________________

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE JONES FINANCIAL COMPANIES, L.L.L.P.

(Exact Name of Registrant as Specified in Its Charter)

MISSOURI (State of Other Jurisdiction of Incorporation or Organization)	43-1450818 (IRS Employer Identification No.)

12555 Manchester Road

St. Louis, Missouri 63131-3729

(314) 515-2000

(Address of Principal Executive Offices) (Zip Code)

2014 Employee Limited Partnership Interest Purchase Plan of

The Jones Financial Companies, L.L.L.P.

(Full Title of the Plan)

James A. Tricarico, Esq.

The Jones Financial Companies, L.L.L.P.

12555 Manchester Road

St. Louis, Missouri 63131-3729

(314) 515-2000

(Name and Address of Agent For Service)

Copies of all correspondence to:

Phillip R. Stanton, Esq.

Giles M. Walsh, Esq.

10 South Broadway

St. Louis, Missouri 63102

(314) 241-9090

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Limited Partnership Interests	350,000 Interests	$1,000	$350,000,000	$45,080

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)       The Registrant’s Annual Report on Form 10-K for its fiscal year ended December 31, 2012.

(b)       All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year covered by the annual report referred to in (a) above (other than portions of those documents furnished or otherwise not deemed to be filed).

(c)       The description of the limited partnership interests in the Registrant, which is contained in the Registrant’s Registration Statement on Form 8-A filed under the Exchange Act, as updated in the Registrant's (i) Amendment No. 1 to Registration Statement on Form S-1, filed on September 3, 2010 and (ii) Form 8-K, filed on November 26, 2010.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof (except for the portions of the Registrant’s Current Reports on Form 8-K which are furnished but not filed) and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall hereby be deemed to be incorporated by reference in this registration statement and a part hereof from the date of filing of such documents. Any statement contained herein, in an amendment hereto, or in any document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document incorporated or deemed to be incorporated herein by reference, which statement is also incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

The securities to be offered are registered under Section 12 of the Exchange Act.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

As general partners in a registered limited liability limited partnership, Missouri law provides that the Registrant's officers shall not be liable or accountable, directly or indirectly, including by way of indemnification, contribution, assessment or otherwise, for any debts, obligations and liabilities of, or chargeable to, the Registrant or its general partners, whether in tort, contract or otherwise, which are incurred, created or assumed by Registrant while Registrant is a registered limited liability limited partnership; provided, however, that this liability limitation does not affect the liability of the officers for: (i) such officer's own negligence, wrongful acts, omissions, misconduct or malpractice; (ii) such officer's liability for any taxes or fees administered by the department of revenue; (iii) any liabilities owed as determined by the division of employment security; and (iv) any local taxes.

Pursuant to the Registrant’s Eighteenth Amended and Restated Agreement of Registered Limited Liability Limited Partnership dated as of November 26, 2010 (the “Partnership Agreement”):

(a)              The Registrant's officers are not liable to the Registrant or any other person for any loss or damages (including reasonable legal and experts’ fees, costs and expenses) arising from any and all claims, whether civil, criminal, administrative or investigative, incurred by reason of any act or omission performed or omitted by such officer on behalf of the Registrant or failure to act (even if such action, omission or failure to act constituted negligence on such officer's part) on behalf of the Registrant; provided, however, that the provision in the Partnership Agreement does not limit the liability of such officer (a) for fraud, (b) acts or omissions not in subjective good faith or which involve intentional misconduct or a knowing violation of law or which were grossly negligent, or (c) for any transaction in which such officer derived improper personal benefit.

(b)              To the fullest extent permitted under applicable law, the Registrant must indemnify, defend and hold each officer harmless from and against any and all claims brought against such party arising out of or in connection to acts or omissions performed in connection with the business of the Registrant, and will indemnify and hold each such officer harmless from and against all resulting awards, settlements, damages liabilities, fines, costs and expenses (including reimbursement of reasonable attorneys’ and experts’ fees and court costs), to the extent that such claim results from or is attributable to acts or omissions performed or omitted to be performed by such officer unless such act was not: (a) in good faith on behalf of the Registrant, (b) in a manner reasonably believed by such officer to be within the scope of the authority granted to him/her by the Partnership Agreement, nor (c) in the best interests of the Registrant; provided, however, the Registrant will have no indemnification obligation for claims to the extent directly attributable to acts or omissions of an officer that constitute (i) fraud, (ii) acts or omissions of an officer not in subjective good faith or which involve intentional misconduct or a knowing violation of law or which were grossly negligent, or (c) for any transaction in which such officer derived improper personal benefit.

The Registrant's Directors, Officers and Corporate Liability/General Partners and Limited Partnership Liability Insurance Policy generally provides officers with a maximum of $10,000,000 aggregate coverage of, with certain exclusions and exceptions, defense costs, judgments, settlements, and damages for claims (a) of employment practice violations, (b) of breach of duty, neglect, error, misstatement, or misleading statement; (c) related to an omission or act in his capacity as an individual general partner; (d) against an officer solely by reason of his/her status as an individual general partner; and (e) against an officer in his capacity as director or officer of an outside entity if such service is at the request of the Partnership.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See Exhibit Index attached hereto.

Item 9.	Undertakings.

(a)	The Registrant hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)         To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)         To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)        To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)       That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)          The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Louis, State of Missouri, on the 17th day of January, 2014.

THE JONES FINANCIAL COMPANIES, L.L.L.P.

By:	/s/ James D. Weddle
James D. Weddle
Managing Partner

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signatures	Title	Date

/s/ James D. Weddle	Managing Partner (Principal Executive Officer)	January 17, 2014
James D. Weddle

/s/ Kevin Bastien
Kevin Bastien	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	January 17, 2014

EXHIBIT INDEX

Exhibit No.	Description

4.1	Eighteenth Amended and Restated Agreement of Registered Limited Liability Limited Partnership of the Registrant, dated as of November 26, 2010, incorporated by reference to Exhibit 3.1 to the Registrant's Form 8-K dated November 26, 2010.

5.1	Opinion of Greensfelder, Hemker & Gale, P.C.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Greensfelder, Hemker & Gale, P.C. (included in Exhibit 5.1).

99.1	The Jones Financial Companies, L.L.L.P. 2014 Employee Limited Partnership Interest Purchase Plan